Amendment to Somatogen, Inc.
                  Amended and Restated Stock Option Plan

     The Somatogen, Inc. Amended and Restated Stock Option Plan (the "Plan") is further amended as follows:

     I.     A new section IV.6 shall be added to the Plan as follows:

            "IV.6 "Amendment Stock". Amendment Stock is the 1,000,000 shares reserved for issuance upon exercise of Stock Options granted pursuant to the Plan pursuant to the amendment of the Plan approved by the Board on July 16, 1996."; and

     II.    Section XII shall be amended to read as follows:

            "The Board may from time to time alter, amend, suspend or discontinue the Plan, including, where applicable, any modification or amendments as it shall deem advisable in order that ISOs will be classified as incentive stock options under the Code, or in order to conform to any regulation or to any change in any law or regulations applicable thereto; provided, however, that no such action shall adversely effect the rights and obligations with respect to Stock Options at any time outstanding under the Plan; and provided further that no such action shall, without the approval of the stockholders of the Company,
            (i) increase the maximum number of shares of Common Stock that may be subject to Stock Options (unless necessary to effect the adjustments required by Section VI.2), (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) reduce the Option Price of any Stock Option covering Amendment Stock granted pursuant to the Plan after the initial grant date of such Stock Option. The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers."